As filed with the Securities and Exchange Commission on March 7, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Greenland Technologies Holding Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

50 Millstone Road, Building 400 Suite 130 East Windsor, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

GREENLAND TECHNOLOGIES HOLDING CORPORATION 2020 EQUITY INCENTIVE PLAN

GREENLAND TECHNOLOGIES HOLDING CORPORATION 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Raymond Wang Chief Executive Officer 50 Millstone Road, Building 400 Suite 130 East Windsor, NJ 08512 (Name and address of agent for service)

1 (888) 827-4832 (Telephone number, including area code, of agent for service)

Copies to: Ying Li, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Greenland Technologies Holding Corporation, a business company with limited liability formed under the laws of the British Virgin Islands (the “Company” or the “Registrant”), to register 3,799,696 ordinary shares of the Registrant, no par value per share (the “Ordinary Shares”), that may be issued under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and the 2021 Equity Incentive Plan (the “2021 Plan”, together with the 2020 Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents previously filed with the Commission:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on April 16, 2024;

(2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the Commission on May 15, 2024, August 14, 2024, and November 14, 2024, respectively;

(3) The Company’s Current Reports on Form 8-K filed with the Commission on May 3, 2024, July 24, 2024, and December 30, 2024, respectively, in each case except to the extent furnished but not filed; and

(4) The description of the Ordinary Shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 24, 2018, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information we furnish, rather than file, with the Commission pursuant to certain items of Form 10-K, Form 10-Q or Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the registration statement shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the registration statement after the most recent effective date may modify or replace existing statements contained in the registration statement. Any such statement so modified shall not be deemed in its unmodified form to constitute a part of the registration statement for purposes of the Securities Act. Any such statement so replaced shall not be deemed to constitute a part of the registration statement for purposes of the Securities Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The amended and restated memorandum and articles of association of the Registrant, as currently in effect (the “Memorandum and Articles of Association”) provide that, subject to certain limitations, the Registrant shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the Memorandum and Articles of Association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Registrant or that the person had reasonable cause to believe that his conduct was unlawful.

The Registrant entered into agreements that provide contractual indemnification with its directors and executive officers, in addition to the indemnification provided for in its Memorandum and Articles of Association and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Memorandum and Articles of Association also will permit the Registrant to purchase and maintain insurance on behalf of any officer or director who at the request of the Registrant is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the Memorandum and Articles of Association.

These provisions may discourage shareholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Registrant believes that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

The above discussion of the Registrant’s Memorandum and Articles of Association is not intended to be exhaustive and is respectively qualified in its entirety by the Company’s Memorandum and Articles of Association.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association, effective on October 24, 2019 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed on October 30, 2019)
4.2	Specimen Ordinary Shares Certificate (Incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to the Registration Statement filed on July 16, 2018)
5.1	Opinion of Ogier as to the validity of the securities registered hereunder
23.1	Consent of WWC, P.C.
23.2	Consent of Ogier (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page hereto)
99.1	Greenland Technologies Holding Corporation 2020 Equity Incentive Plan
99.2	Greenland Technologies Holding Corporation 2021 Equity Incentive Plan
107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Windsor, State of New Jersey, on this 7th day of March, 2025.

Greenland Technologies Holding Corporation

By:	/s/ Raymond Wang
Raymond Wang
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Wang and Jing Jin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on March 7, 2025.

Name	Title

/s/ Raymond Z. Wang	Chief Executive Officer (Principal Executive Officer)
Raymond Z. Wang

/s/ Jing Jin	Chief Financial Officer (Principal Financial and Accounting Officer)
Jing Jin

/s/ Peter Zuguang Wang	Director, Chairman of the Board of Directors
Peter Zuguang Wang

/s/ Zheng He	Director
Zheng He

/s/ Charles Athle Nelson	Director
Charles Athle Nelson

/s/ Ming Zhao	Director
Ming Zhao

/s/ Frank Shen	Director
Frank Shen

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